Exhibit 99.1

EzFill Announces Fourth Quarter and Full Year

2023 Financial Results

— 2023 Revenue Increased 54% year over year to $23.2 Million From $15.0 Million –

— Reports first year with a gross profit of $1.3 million —

— Gallons delivered increased 63% year over year to 5.8 million from 3.5 million in 2022 —

— Average Fuel Margin per Gallon Rose 44% to $0.65 Compared to $0.45 in 2022 —

— Net loss decreased 40% an approx. $7 million reduction from prior year —

— 148 New Fleet Accounts Added in 2023 —

MIAMI, FL, April 2, 2024 – EzFill Holdings, Inc. (“EzFill” or the “Company”) (NASDAQ: EZFL), a pioneer and emerging leader in the mobile fueling industry, announced today its financial results for the three- and twelve-month period ended December 31, 2023.

4Q23 and FY 2023 Highlights (in US$, except gallons delivered)

	4Q 2023	4Q 2022	Year 2023	Year 2022
Financial Highlights
Revenue	5,690,746	4,858,819	23,216,423	15,044,721
Net loss	(3,427,569)	(6,290,176)	(10,471,889)	(17,505,765)
Adjusted EBITDA*	(1,454,235)	(2,622,533)	(6,013,755)	(11,409,858)
Operating Highlights
Total Gallons Delivered	1,468,956	1,238,923	5,853,167	3,589,415
Avg. Fuel Margin per Gallon	$0.70	$0.43	$0.65	$0.45

* See end of this press release for reconciliation to US GAAP

Commenting on the quarterly and full year results, Yehuda Levy, EzFill’s Interim Chief Executive Officer, stated, “2023 was a strong year. We grew revenue by 54%, we significantly grew our fleet business by adding 148 new fleet accounts in 2023, many of which have multiple locations which we currently service in all of our markets, we significantly increased our average margin per gallon in 2023 despite a volatile year for gas prices and a competitive business environment, we closed the year with a gross profit and we were able to achieve all of this while implementing operating efficiencies and bringing our operating costs down.

“As we look forward,” Levy continued, “We hope to continue the strong growth in our customer base. We are also enhancing our technology offerings to help grow our business. We continue to be focused on improving gross profit with a combination of pricing and fees as well as driver and fuel purchasing cost efficiencies. Every member of our team was a key contributor to our achievements this year and I would like to congratulate them all on a great 2023.”

Fourth Quarter 2023 Operational Highlights

●	During the fourth quarter of 2023, the Company reported revenue of $5.7 million, up from $4.9 million in the same period last year, an increase of 17% due to higher average fuel prices per gallon and increased gallons delivered. Total gallons delivered in the fourth quarter of 2023 were 1.47 million, an increase of 19% from the prior year period.
●	Operating expenses were $2.8 million and $5.7 million in the fourth quarter of 2023 and 2022, respectively a decrease of 50% due to the company effectively implementing operating efficiencies under the leadership of interim CEO Yehuda Levy.
●	Depreciation and amortization of $0.3 million in the fourth quarter of 2023 was 43% lower than the same period of the prior year.
●	Interest expense was higher in the fourth quarter year over year due to loans taken to fund operating expenses.
●	The net loss in the fourth quarter was $(3.4) million, compared to $(6.37) million in the same period of the prior year, a decrease of 45% from the prior year period.
●	Adjusted EBITDA loss in the fourth quarter 2023 was $(1.5) million as compared to Adjusted EBITDA loss of $(2.6) million in the fourth quarter of 2022 or an increase of 45%.

2023 Fiscal Year Financial Results

●	We generated revenues of $23,216,423 for the year ended December 31, 2023, compared to $15,044,721 for the year ended December 31, 2022, an increase of $8,171,702 or 54%. This increase is due to a 39% increase in gallons delivered as well as an increase in the average price per gallon. The additional gallons were in existing as well as new markets.
●	Cost of sales was $21,845,574 for the year ended December 31, 2023, resulting in a gross profit of $1,370,849, compared to $(173,513) for the prior year. Our gross profit improved year over year due to higher fuel margins as well as increased delivery fees and driver efficiency.
●	We incurred operating expenses of $9,087,223 during the year ended December 31, 2023, as compared to $15,543,145 during the prior year, a decrease of $6,455,922 or 42%. The decrease was primarily due to decreases in payroll, sales and marketing, insurance, technology, and public company expenses.
●	Depreciation and amortization decreased in the current year.
●	During the year ended December 31, 2023, the Company recorded impairment of $105,506 related to materials purchased for construction of delivery vehicles to reduce the carrying value to the expected realizable value.
●	Interest expense increased in the current year due to increased loans taken by the company to fund operations.
●	We sustained a net loss of $(10,471,889) for the year ended December 31, 2023, as compared to $(17,505,765) for the prior year, a decrease of $7,033,876 or 40% as a result of the above. Loss per share decreased to $(2.79) from $(5.30) in 2022.

Balance Sheet

At December 31, 2023, the Company had a cash position of $0.23 million, compared with $2.1 million at year end 2022.

About EzFill

EzFill is a leader in the fast-growing mobile fuel industry, with the largest market share in its home state of Florida. Its mission is to disrupt the gas station fueling model by providing consumers and businesses with the convenience, safety, and touch-free benefits of on-demand fueling services brought directly to their locations. For commercial and specialty customers, at-site delivery during downtimes enables operators to begin their daily operations with fully fueled vehicles. For more information, visit www.ezfl.com.

With the number of gas stations in the U.S. continuing to decline, corporate giants such as Shell, Exxon, GM, Bridgestone, Enterprise, and Mitsubishi have recognized the increasing shift in consumer behavior and are investing in the fast growing on-demand mobile fueling industry, in companies such as Booster and Yoshi. As the only company to provide fuel delivery in three verticals – consumer, commercial, and specialty including marine and construction equipment, we believe EzFill is well positioned to capitalize on the growing demand for convenient and cost-efficient mobile fueling options.

Forward Looking Statements

This press release contains “forward-looking statements” Forward-looking statements reflect our current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this press release relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, our ability to raise capital to fund continuing operations; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize products and services; changes in government regulation; our ability to complete capital raising transactions; and other factors relating to our industry, our operations and results of operations. Actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned.

Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release except as may be required under applicable securities law.

For further information, please contact:

Investor and Media Contact

Telx, Inc.

Paula Luna

Paula@Telxcomputers.com

Note Regarding Use of Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, which are prepared in accordance with generally accepted accounting principles in the United States (GAAP), we use non-GAAP measures. Adjusted EBITDA is a non-GAAP financial measure which we use in our financial performance analyses. This measure should not be considered a substitute for GAAP-basis measures, nor should it be viewed as a substitute for operating results determined in accordance with GAAP. We believe that the presentation of Adjusted EBITDA, a non-GAAP financial measure that excludes the impact of net interest expense, taxes, depreciation, amortization and stock compensation expense, provides useful supplemental information that is essential to a proper understanding of our financial results. Non-GAAP measures are not formally defined by GAAP, and other entities may use calculation methods that differ from ours for the purposes of calculating Adjusted EBITDA. As a complement to GAAP financial measures, we believe that Adjusted EBITDA assists investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability.

The following is a reconciliation of net loss to the non-GAAP financial measure referred to as Adjusted EBITDA for the three and twelve months ended December 31, 2023 and 2022 (unaudited):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net loss	$(3,427,569)	$(6,290,176)	$(10,471,889)	$(17,505,765)
Interest expense, net	752,922	13,802	1,719,296	19,486
Depreciation and amortization	279,049	492,514	1,108,186	1,769,622
Impairment changes	105,506	2,894,516	105,506	2,894,516
Stock compensation	835,857	266,811	1,525,146	1,412,283
Adjusted EBITDA	$(1,454,235)	$(2,622,533)	$(6,013,755)	$(11,409,858)

EzFill Holdings, Inc.

Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
REVENUES
Revenues	$5,690,746	$4,858,818	$23,216,423	$15,044,721
TOTAL REVENUES	5,690,746	4,858,818	23,216,423	15,044,721

COSTS & EXPENSES
Cost of Sales	5,316,544	4,930,057	21,845,574	15,218,234
Operating expenses	2,837,210	5,712,622	9,087,223	15,543,145
Depreciation and amortization	279,049	492,514	1,108,186	1,769,621
TOTAL COSTS AND EXPENSES	8,432,803	11,135,193	32,040,983	32,531,000

OPERATING LOSS	(2,742,057)	(6,276,375)	(8,824,560)	(17,486,279)

OTHER INCOME AND EXPENSES
Interest and other income	67,410	25,621	99,127	84,603
Interest expense	(752,922)	(39,422)	(1,719,296)	(98,834)
Loss on sale of marketable debt securities - net	0	0	27,160	5,255

LOSS BEFORE INCOME TAXES	(3,427,569)	(6,290,176)	(10,471,889)	(17,505,765)

PROVISION FOR INCOME TAXES	-	-	-	-

NET LOSS	$(3,427,569)	$(6,290,176)	$(10,471,889)	$(17,505,765)

NET LOSS PER SHARE
Basic and diluted	$(0.77)	$(1.90)	$(2.79)	$(5.30)
Basic and diluted weighted average number of common shares outstanding	4,443,276	3,311,842	3,753,038	3,301,484

EzFill Holdings, Inc. and Subsidiary

Consolidated Balance Sheets

	December 31, 2023	December 31, 2022

Assets

Current Assets
Cash	$226,985	$2,066,793
Investment in debt securities	-	2,120,082
Accounts receivable - net	1,192,340	766,692
Inventory	134,057	151,248
Prepaids and other	220,909	329,351
Total Current Assets	1,774,291	5,434,166

Property and equipment - net	3,310,187	4,589,159

Operating lease - right-of-use asset	297,394	521,782

Operating lease - right-of-use asset - related party	286,397	-

Deposits	49,063	52,737

Total Assets	$5,717,332	$10,597,844

Liabilities and Stockholders’ Equity (Deficit)

Current Liabilities
Accounts payable and accrued expenses	$845,275	$1,256,479
Accounts payable and accrued expenses - related parties	72,428	-
Line of credit	-	1,000,000
Notes payable - net	946,228	811,516
Notes payable - related parties - net	4,802,115	-
Operating lease liability	246,880	230,014
Operating lease liability - related party	72,034	-
Total Current Liabilities	6,984,960	3,298,009

Long Term Liabilities
Notes payable- net	353,490	1,198,380
Operating lease liability	69,128	316,008
Operating lease liability - related party	215,960	-
Total Long Term Liabilities	638,578	1,514,388

Total Liabilities	7,623,538	4,812,397

Commitments and Contingencies

Stockholders’ Equity (Deficit)
Preferred stock - $0.0001 par value; 5,000,000 shares authorized none issued and outstanding, respectively	-	-
Common stock - $0.0001 par value, 50,000,000 shares authorized 4,776,531 and 3,335,674 shares issued and outstanding, respectively	451	334
Common stock issuable	26	-
Additional paid-in capital	43,410,367	40,674,864
Accumulated deficit	(45,317,050)	(34,845,161)
Accumulated other comprehensive loss	-	(44,590)
Total Stockholders’ Equity (Deficit)	(1,906,206)	5,785,447

Total Liabilities and Stockholders’ Equity (Deficit)	$5,717,332	$10,597,844